Exhibit 10.1

SENSASURE TECHNOLOGIES INC.
CONTRACTOR AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of October 30, 2023 (the “Effective Date”), is entered into by and between Verde Bio Holdings, Inc. a Nevada corporation (the “Contractor”) and SensaSure Technologies Inc., a Nevada corporation (the “Company” and together with the Contractor, the “Parties” and each, a “Party”).

1. Term. Commencing as of the Effective Date, and continuing for a period of three (3) months (the “Term”), unless earlier terminated pursuant to Section 8 hereof, the Contractor agrees that it will serve as a Contractor to the Company. This Agreement shall automatically terminate at the end of the initial three (3) month Term unless extended by a renewal term as agreed in a writing signed by the Parties (and such renewal terms shall be included as part of the Term) or sooner terminated in accordance with the provisions hereof.

2. Services. The Contractor shall serve as a Contractor to the Company and shall provide, among others, the services set forth on Exhibit A annexed hereto (the “Services”). The Company shall not control the manner or means by which the Contractor performs the Services, including but not limited to the time and place the Contractor performs the Services. To the extent the Contractor performs any Services on the Company’s premises or using the Company’s equipment, the Contractor shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

3. Fee and Expenses. Subject to the terms and conditions set forth in this Agreement, the Company, as full payment for the Consulting Services, shall pay Contractor a fee as set forth on Exhibit B annexed hereto (the “Fee”). The Company may reimburse the Contractor for all reasonable and documented travel and other costs or expenses incurred or paid by the Contractor in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect, and in each case that has been approved in writing in advance by the Company.

4. Relationship of the Parties. The Parties intend, acknowledge and agree that Contractor is for all purposes an independent contractor. Contractor shall retain sole and absolute discretion and judgment in determining the methods, means and manner of performing the Services, and Contractor shall not be subject to the direction or control of the Company. Nothing in this Agreement shall be deemed or construed to create a partnership or joint venture between the Company and Contractor, or to constitute or appoint Contractor as an agent of the Company. Contractor solely shall be responsible and liable for any employment-related taxes, insurance premiums, or other employment benefits in respect of Contractor’s employees, officers, directors and agents (“Personnel”) in performance of the Services. Neither Contractor nor any of its Personnel shall be eligible for any benefits (including, without limitation, overtime pay, stock options, health insurance or retirement benefits) normally provided by the Company to its employees. Company shall not be responsible for the payment of any overtime pay, duties, or taxes imposed on the income or profits of Contractor or its Personnel. Neither Party will make any commitment, by contract or otherwise, binding upon the other Party or represent that it has any authority to do so.

5. Intellectual Property Rights.

(a) The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to the deliverables delivered to the Company in connection with provision of the Services (collectively, the “Deliverables”), including any and all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. The Contractor agree that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” the Contractor hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

(b) Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). The Contractor hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Contractor may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

(c) Upon the request of the Company, the Contractor shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event the Company is unable, after reasonable effort, to obtain the Contractor’s signature on any such documents, the Contractor hereby irrevocably designates and appoints the Company as its agent and attorney-in-fact, to act for and on its behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Deliverables with the same legal force and effect as if the Contractor had executed them. The Contractor agrees that this power of attorney is coupled with an interest.

(d) Except as required in connection with providing the Services, Contractor shall not use the Company’s names, symbols, marks, logos, copyrights, patents, service marks, or their derivatives in any matter, including their inclusion within or use in connection with any press release, advertising, customer list or website, or in any external communications, without the express prior written consent of the Company.

(e) The Contractor shall require each of its employees and contractors, as applicable, to execute written agreements securing for the Company the rights provided for in this Section 5 prior to such employee or contractor providing any Services under this Agreement.

6. Confidentiality.

(a) The Contractor acknowledges that it will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, all non-public, confidential or proprietary information, including but not limited to prior inventions, processes, methods, formulas, projects, compounds, compositions, research or clinical data, other previously conceived intellectual property, developments, plans, budgets and other financial information, customer contracts, customer lists, materials and documents in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that the Contractor develops in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this clause. The Contractor agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. The Contractor shall notify the Company immediately in the event the Contractor becomes aware of any loss or disclosure of any Confidential Information.

(b) Confidential Information shall not include information that: (i) is known or is or becomes generally available to the public other than through the Contractor’s breach of this Agreement; (ii) or is communicated to the Contractor by a third party that had no confidentiality obligations with respect to such information.

(c) Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Contractor agrees to provide written notice of any such order to an authorized officer of the Company within two (2) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

(d) The Contractor acknowledges and agrees that money damages might not be a sufficient remedy for any breach of this Agreement, including Sections 5 and 6 of this Agreement, by the Contractor. Therefore, in addition to all other remedies available at law, the Company shall be entitled to seek injunctive and other equitable relief as a remedy for any such breach.

7. Representations and Warranties.

(a) The Contractor represents and warrants to the Company that: (i) the Contractor has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of the obligations contained in this Agreement; (ii) the Contractor is entering into this Agreement with the Company and the performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which the Contractor is subject; (iii) the Contractor has the required skill, experience and qualifications to perform the Services, the Contractor and its Personnel shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and the Contractor shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; (iv) the Contractor shall remain fully responsible for any Services provided by its Personnel; (v) the Contractor shall perform the Services in compliance with all applicable federal, state and local laws and regulations; (vi) the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind; and (vii) all Deliverables are and shall be the Contractor’s original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

(b) The Company hereby represents and warrants to the Contractor that: (i) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and (ii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action.

8. Termination.

(a) Either party may terminate this Agreement without cause upon fourteen (14) days’ written notice to the other party. In the event of termination pursuant to this clause, the Company shall pay the Contractor on a pro-rata basis any Fee then due and payable for any Services completed up to and including the date of such termination.

(b) Either party may terminate this Agreement, effective immediately upon written notice to the other party, in the event that such party breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the breaching party does not cure such breach within seven (7) days after receipt of written notice of such breach.

(c) Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, the Contractor shall promptly: (i) deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for the Contractor’s use by the Company; (ii) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information; (iii) permanently erase all of the Confidential Information from the Contractor’s computer systems; and (iv) certify in writing to the Company that the Contractor has complied with the requirements of this clause.

(d) The terms and conditions of this clause and Section 3, Section 4, Section 5, Section 6, Section 7, Section 9, Section 10 and Section 11 shall survive the expiration or termination of this Agreement.

9. Other Business Activities. The Contractor may be engaged or employed in any other business, trade, profession or other activity which does not place the Contractor in a conflict of interest with the Company; provided, that, during the Term, the Contractor shall not be engaged in any business activities that do or may compete with the business of the Company/perform any services for direct competitors of the Company without the Company’s prior written consent to be given or withheld in its sole discretion.

10. Non-Solicitation. The Contractor agrees that during the Term of this Agreement and for a period of 12 months following the termination or expiration of this Agreement, the Contractor shall not make any solicitation to employ the Company’s personnel without written consent of the Company to be given or withheld in the Company’s sole discretion.

11. Assignment. The Contractor shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

12. Miscellaneous.

(a) The Contractor shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

(b) All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

(c) This Agreement, together with any other documents incorporated herein by reference, and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(d) This Agreement, including all related exhibits and schedules hereto, may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

(e) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Nevada. Any legal suit, action or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Nevada in each case located in the city of Las Vegas and in Clark county , and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

(f) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(g) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto enter into this Consulting Agreement as of the date first set forth above.

COMPANY:

SENSASURE TECHNOLOGIES INC.

By	/s/ Clarenec Chan
Name:	Clarenec Chan
Title:	Chief Executive Officer

Address:	4730 S. Fort Apache Rd., Suite 300 Las Vegas, NV 89147

E-mail:	[ ] clarence@pinecapitals.com

CONTRACTOR:

Verde Bio Holdings, Inc.

By	/s/ Scott Cox
Name:	Scott Cox
Title:	Chief Executive Officer

Address:	PO Box 67 Jacksboro, Texas 76458
E-mail:	scott@verdebh.com

EXHIBIT A

Services

Contractor shall conduct feasibility studies to determine whether:

1.	The Company can utilize its existing business connections to help Contractor enter into new geographies for its energy business;

2.	The Company can act as a marketing agent for Contractor’s business in new geographies; and

3.	Any additional resources are needed to enable Contractor to enter into the energy business.

Contractor shall also undertake the following efforts in connection with the Company’s commercial relationships:

1.	Conduct research regarding prospective clients available for the Company in new geographies;

2.	Assist the Company in connecting with such prospective clients; and

3.	Developing a connection between the Company and the Contractor to engage in businesses with such prospective clients.

In addition, Contractor shall provide such additional related services during the Term as the Parties may agree in writing.

EXHIBIT B

Fee

Contractor’s Fee payable in consideration for providing the Services shall be $100,000 in cash or its equivalent in restricted shares of common stock of the Company (based on a per share value of the Company’s common stock as of a date to be mutually agreed by the Contractor and the Company).